Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

NEWS RELEASE

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FIRST QUARTER 2010 RESULTS

YORK, Pennsylvania – May 4, 2010 – Glatfelter (NYSE: GLT) today reported 2010 first quarter adjusted earnings of $8.7 million, or $0.19 per diluted share, which excludes acquisition and integration costs, compared with $11.2 million, or $0.24 per diluted share, in the 2009 first quarter. Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

On a GAAP basis, results for the first quarter were a net loss of $0.4 million, or $0.01 per share, compared with net income of $11.5 million, or $0.25 per diluted share, for the same quarter last year. The 2010 first quarter results include $9.1 million, after-tax, of acquisition and integration related costs associated with the Concert Industries Corp. acquisition completed in February 2010. The 2009 first quarter net income benefited from $0.4 million in after-tax gains from the sale of timberlands. Consolidated net sales for the first quarter of 2010 were $337.3 million, a 15.7 percent increase compared with $291.6 million for the first quarter of 2009, reflecting improved demand and the inclusion of Concert, now operated and reported as the Company’s Advanced Airlaid Materials business unit.

“Each of our businesses is beginning to benefit from stronger order patterns as the economy improves,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “During the quarter, volumes shipped in our Specialty Papers business increased 4 percent and the Composite Fibers business was up 11 percent compared with a year ago reflecting improving market demand and successful business development initiatives. As a result, our operating rates are at or near capacity. However, it was an uncharacteristically challenging quarter from an operating perspective and rising input costs, particularly purchased pulp, put some pressure on margins. Recent announcements of selling price increases are expected to address much of this challenge going forward.

“In addition, we remain very excited about the growth opportunities associated with the Concert acquisition. Although in the very early stages, our integration activities are proceeding on schedule and without interruptions.”

First Quarter Business Unit Results

Specialty Papers

	For the quarter ended Mar 31
Dollars in thousands	2010	2009	change
Tons shipped	193,153	185,061	8,092	4.4%
Net sales	$207,703	$199,607	$8,096	4.1%
Energy and related sales, net	3,607	1,931	1,676	86.8%
Gross margin percent	14.3%	15.1%	-	—
Operating income	$15,931	$18,368	$(2,437)	(13.3)%

The $8.1 million increase in net sales was due to higher volumes shipped but lower average selling prices negatively impacted net sales by $2.0 million in the quarter-over-quarter comparison.

Specialty Papers’ 2010 first quarter operating profit declined $2.4 million compared with the prior-year quarter primarily due to higher maintenance and other costs associated with production interruptions and the impact of severe weather conditions. These unfavorable factors were partially offset by benefits from the lack of market-related downtime this quarter, improved shipping volume and mix, and a $1.6 million increase in the sale of renewable energy credits.

Composite Fibers

	For the quarter ended Mar 31
Dollars in thousands	2010	2009	change
Tons shipped	21,286	19,191	2,095	10.9%
Net sales	$101,511	$91,945	$9,566	10.4%
Gross margin percent	15.2%	15.6%	-	—
Operating income	$6,294	$5,476	$818	14.9%

The improvement in Composite Fibers’ net sales reflects strengthening demand in most of its product lines. On a constant currency basis, lower average selling prices adversely affected net sales by $0.8 million, and the translation of foreign currencies favorably affected net sales by approximately $5.7 million.

Lower energy costs, primarily natural gas, favorably affected this business unit’s profitability by $3.4 million; however production inefficiencies driven, in part, by severe weather partially offset this benefit. On a net basis, Composite Fibers’ operating profit increased $0.8 million in the quarter-to-quarter comparison.

Advanced Airlaid Materials

	For the quarter ended Mar 31
Dollars in thousands	2010	2009
Tons shipped	11,059	n/a
Net sales	$28,061	n/a
Operating income	$234	n/a

Results for Advanced Airlaid Materials are included from February 12, 2010, the date of the Concert acquisition. Reported results were adversely impacted by $1.2 million as a result of charging cost of products sold for the write-up of acquired inventory to fair value.

Other Financial Information

Consolidated selling, general and administrative expenses totaled $34.7 million, a $10.2 million increase primarily due to acquisition and integration related costs associated with the Concert acquisition.

Interest expense totaled $5.7 million for the first quarter of 2010, an increase of $0.5 million primarily due to additional expense related to the issuance of $100.0 million in bonds in February 2010 used to fund, in part, the Concert acquisition.

The Company recorded a $3.4 million loss associated with forward foreign currency contracts that hedged the Canadian dollar purchase price of the Concert acquisition. This amount is reflected in the caption “Other-net” for the three months ended March 31, 2010 in the accompanying Consolidated Statements of Income.

For the first quarter of 2010, the Company’s effective tax rate on adjusted earnings was 27.2 percent compared with 22.5 percent in the same quarter of 2009.

Balance Sheet and Other Information

Capital expenditures totaled $6.1 million in the 2010 first quarter compared with $5.2 million in the same quarter of 2009. Capital expenditures are expected to be approximately $45 million to $50 million for 2010.

Cash and equivalents totaled $26.6 million as of March 31, 2010 and net debt, excluding cash collateralized borrowings, was $311.5 million, an increase of $229.0 million compared with December 31, 2009, reflecting the Concert acquisition with a purchase price of $235.8 million. Free cash flow (cash provided by operations less capital expenditures) during the first quarter of 2010 was $14.2 million. In April 2010, the Company received a $54.9 million federal income tax refund in connection with the filing of its 2009 corporate income tax return which included the benefit of alternative fuel mixture credits.

On April 29, 2010, the Company completed a new, four-year $225 million revolving credit agreement with a consortium of banks. The new agreement replaces its current facility, which was scheduled to mature in April 2011.

Outlook

For Specialty Papers, the Company expects shipping volumes to be flat in the second quarter of 2010 compared with the first quarter of 2010 and selling prices are expected to increase in the same comparison. In addition, purchased pulp costs are expected to be higher in the second quarter of 2010 compared to the first quarter of 2010, which will offset the benefit of higher selling prices. The Company also reported that it plans to complete the annually scheduled maintenance outages at both the Chillicothe and Spring Grove facilities in the second quarter of 2010. The outages are expected to adversely impact second-quarter results by approximately $0.26 to $0.28 per share.

For Composite Fibers, the Company anticipates shipping volumes in the second quarter of 2010 to be approximately 5 percent higher than the first quarter of 2010. Selling prices are expected to be relatively in line with the first quarter and input costs are expected to be higher due to continued increases in wood pulp prices which are expected to offset the impact of higher shipping volumes.

Shipping volumes for the Advanced Airlaid Materials business unit in the second quarter of 2010 are expected to remain relatively in line with the run-rates reported in the first quarter, adjusted for a full quarter of volume. In addition, the effect of stepping-up the basis of inventory from the application of purchase accounting is expected to be $0.1 million for the second quarter. The Company continues to expect the acquisition will be modestly accretive to 2010 earnings, excluding acquisition and integration costs. For the remainder of 2010, integration costs are expected to approximate $2 million to $3 million.

Mr. Glatfelter commented, “I believe our Company is well positioned to benefit from the improving economic conditions seen in many markets we serve. In addition to the improving economy, we are excited about our prospects for 2010, which is the result of the work we have done to grow our market opportunities and global reach organically and through acquisition. We remain focused on integrating the Concert acquisition, and leveraging our broad and diverse product line to deliver value for our investors, customers and other stakeholders.”

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2010 Earnings Release Conference Call
When:	Tuesday, May 4, 2010, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	67117597
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	May 4, 2010 12:00 through May 18, 2010 23:59
Rebroadcast Number:	Within US dial 800.642.1687
International dial 706.645.9291
Conference ID:	67117597

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, finalization of the allocation of the Concert purchase price, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.4 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31
In thousands, except per share	2010 2009
Net sales	$337,275	$291,552
Energy and related sales – net	3,607	1,931

Total revenues	340,882	293,483
Costs of products sold	296,666	250,169

Gross profit	44,216	43,314
Selling, general and administrative expenses	34,670	24,513
Gains on dispositions of plant, equipment and timberlands, net	—	(699)

Operating income	9,546	19,500
Non-operating income (expense)
Interest expense	(5,663)	(5,126)
Interest income	170	708
Other – net	(3,983)	17
Total other income (expense)	(9,476)	(4,401)

Income before income taxes	70	15,099
Income tax provision	444	3,561

Net income (loss)	$(374)	$11,538

Earnings (loss) per share
Basic	$(0.01)	$0.25
Diluted	(0.01)	0.25
Cash dividends declared per common share	0.09	0.09
Weighted average shares outstanding
Basic	45,836	45,595
Diluted	45,836	45,610

Business Unit Financial Information
(unaudited)

Three months ended March 31					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Net sales	$207.7	$199.6	$101.5	$91.9	$28.1	$—	$-	$-	$337.3	$291.5
Energy and related sales, net	3.6	1.9	—	—	—	—	—	—	3.6	1.9

Total revenue	211.3	201.5	101.5	91.9	28.1	—	—	—	340.9	293.4
Cost of products sold	181.7	171.3	86.1	77.6	26.9	—	2.0	1.2	296.7	250.1

Gross profit	29.6	30.2	15.4	14.3	1.2	—	(2.0)	(1.2)	44.2	43.3
SG&A	13.7	11.8	9.1	8.8	1.0	—	10.9	3.9	34.7	24.5
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	—	(0.7)	—	(0.7)

Total operating income (loss)	15.9	18.4	6.3	5.5	0.2	—	(12.9)	(4.4)	9.5	19.5
Non-operating income (expense)	—	—	—	—	—	—	(9.4)	(4.4)	(9.4)	(4.4)

Income (loss) before income taxes	$15.9	$18.4	$6.3	$5.5	$0.2	$—	$(22.3)	$(8.8)	$0.1	$15.1

Supplementary Data
Net tons sold	193.2	185.1	21.3	19.2	11.1	—	—	—	225.6	204.3
Depreciation, depletion and amortization	$8.6	$8.9	$6.1	$5.6	$1.1	$—	$-	$-	$15.8	$14.5
Capital expenditures	3.0	3.6	1.5	1.6	1.6	—	—	—	6.1	5.2

Selected Financial Information
(unaudited)

	Three months ended
	March 31
In thousands	2010	2009
Cash Flow Data
Cash provided (used) by:
Operating activities	$20,370	$(1,185)
Investing activities	(239,142)	(4,506)
Financing activities	113,074	(1,893)
Depreciation, depletion and amortization	15,781	14,428
Capital expenditures	6,136	5,234
March 31		December 31
	2010	2009

Balance Sheet Data
Cash and cash equivalents	$26,575	$135,420
Total assets	1,331,104	1,190,294
Total debt	374,750	254,583
Shareholders’ equity	490,785	510,704

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the company’s fundamental business in relation to prior periods. The performance of the company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, charges for environmental reserves and shutdown and restructuring charges are excluded from the company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the company’s core business, and will only impact the company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the company for the applicable period and, therefore, does not present a complete picture of the company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three months ended March 31
	2010			2009
In thousands, except per share	After tax income		Diluted EPS	After tax income	Diluted EPS

Net income (loss)		$(374)	$(0.01)	$11,538	$0.25
Acquisition and integration related costs	7,002		0.15	—	—
Foreign currency hedge on acquisition price	2,076		0.05	—	—
Gains on sales of timberland	-		-	(378)	(0.01)
Adjusted earnings	$8,704		$0.19	$11,160	$0.24

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Free Cash Flow	Three months ended March 31
In thousands	2010	2009
Cash from operations	$20,370	$(1,185)
Less:
Capital expenditures	(6,136)	(5,234)
Free cash flow	$14,234	$(6,419)

Calculation of Net Debt	March 31	December 31
In thousands	2010	2009
Short term debt	$5,060	$3,888
Long term debt	369,690	250,694

Total	374,750	254,582
Less: Cash	(26,575)	(135,420)

Total debt less cash	348,175	119,162
Less: Collateralized debt	(36,695)	(36,695)

Net Debt	$311,480	$82,467